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                                                                 EXHIBIT 9(d)(3)


                         NOTICE OF ADDITION OF FUNDS TO
                 SHAREHOLDER SUB-ACCOUNTING SERVICES AGREEMENT



         This Notice of Addition of Funds, dated November 1, 1997, is made pursuant to Paragraph 10 of that certain Shareholder Sub-Accounting Services Agreement (the "Agreement"), dated as of October 1, 1993, by and among AIM Tax-Exempt Funds, Inc. (on behalf of its AIM Tax-Exempt Cash Fund, AIM Tax-Exempt Bond Fund of Connecticut, and AIM Tax-Free Intermediate Shares); AIM International Funds, Inc. (on behalf of its AIM International Equity Fund); AIM Investment Securities Funds (on behalf of its AIM Adjustable Rate Government Fund and AIM Limited Maturity Treasury Shares); AIM Equity Funds, Inc. (on behalf of the retail classes of its AIM Charter Fund, AIM Constellation Fund, AIM Weingarten Fund and AIM Aggressive Growth Fund portfolios); AIM Funds Group (on behalf of its AIM Growth Fund, AIM Utilities Fund, AIM Government Securities Fund, AIM Income Fund, AIM Municipal Bond Fund, AIM High Yield Fund, AIM Money Market Fund, AIM Value Fund and AIM Balanced Fund) (collectively, the "AIM Funds"); First Data Investor Services Group, Inc. ("FDISG"); Financial Data Services, Inc. ("FDS"); and Merrill Lynch, Pierce, Fenner & Smith Incorporated ("MLPF&S").


         WHEREAS, the above-named parties entered into the Agreement for the purpose of having FDS and MLPF&S perform certain administrative services and functions for the benefit of certain shareholders of the AIM Funds who maintain shares in brokerage accounts with MLPF&S; and

         WHEREAS, Paragraph 10 of the Agreement permits other mutual funds which are managed by A I M Advisors, Inc. and for which FDISG serves as transfer agent to become parties to the Agreement by (i) giving written notice to FDISG and MLPF&S or FDS that such funds have elected to become such a party and (ii) having the Agreement executed on their behalf;

         NOW, THEREFORE, pursuant to Paragraph 10 of the Agreement, the undersigned funds state as follows:

         1. Addition of Funds. AIM International Funds, Inc. ("AIF") (on behalf of its AIM Asia-Pacific Growth Fund and its AIM European Capital Growth Fund portfolios)("AIF Portfolios") hereby notifies FDISG, MLPF&S and FDS that they elect to become parties to the Agreement. For all purposes under the Agreement, the terms "AIM Fund" and "AIM Funds" shall be deemed to include the AIF Portfolios.


         2. Date of Effectiveness. The addition of the AIF Portfolios as an AIM Fund under the Agreement shall be deemed to have been effective as of November 1, 1997 (the date public offering of its shares commenced).


         3. Execution of Agreement. This Notice of Addition of Funds shall serve as the operative document by which AIF on behalf of the AIF Portfolios shall be deemed to have executed the Agreement as parties thereto.
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         IN WITNESS WHEREOF, the undersigned has caused this Notice of Addition of Funds to be executed by its duly authorized representative as of the date first above written.


AIM INTERNATIONAL FUNDS, INC.
(on behalf of its AIM Asia
Growth Fund and AIM European
Development Fund)




By: /s/ CAROL F. RELIHAN
    --------------------------------
    Carol F. Relihan
    Senior Vice President






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